EXHIBIT 99.1
AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR HOLDINGS NAMES ALLEN J. ANDERSON PRESIDENT AND CHIEF EXECUTIVE OFFICER

 Coral Gables, FL – June 16, 2011 – Avatar Holdings Inc. (NASDAQ: AVTR) today announced that Jon Donnell has resigned as President and Chief Executive Officer.  The Company’s Board of Directors is pleased to announce that Allen J. Anderson will serve as the new President and CEO.  Mr. Anderson is currently a Director of Avatar and a Managing Director with JEN Partners, LLC, whose funds own 8% of Avatar’s outstanding common stock. The Board of Directors believes Mr. Anderson’s familiarity with the Company and his previous experience as a public company CEO will provide a smooth transition.

Mr. Anderson has been charged with restoring profitability through improved operations and by sharpening the Company’s focus on housing choices for the baby boomer generation, a potential market of 76 million consumers.  Avatar has significant experience in building Active Adult communities and owns very attractive assets positioned to serve this burgeoning market including Solivita in Central Florida near Orlando, Seasons at Tradition in Port St. Lucie, Florida and CantaMia in Goodyear, Arizona.

Mr. Anderson brings Avatar his 38-year real estate investment experience both as an investor and as a manager.  He has been a Managing Director at JEN Partners, LLC since July 2008 after having joined the firm as a Senior Advisor in 2006.  Prior to JEN Partners, Allen was Chairman and CEO of Meridian Industrial Trust, a NYSE listed REIT, since its inception in 1996 until its merger with Pro Logis in 1999.  He was also a founding shareholder and director of Recurrent Energy Inc., has previously served as Director of Lend Lease Global Properties Fund, CEO of MRealty, a bank holding company’s real estate subsidiary, and was a Partner in Arthur Andersen’s institutional real estate services practice.

Allen is a founding member and past Director of the Pension Real Estate Association (PREA).  He is a graduate of the University of Wisconsin, having received a degree in Business Administration.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona.  Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Seasons at Tradition in Port   St. Lucie, Florida and at the active adult community of CantaMia in Goodyear, AZ.  Avatar’s common shares trade on The  Nasdaq Stock Market under the symbol AVTR.

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